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                      PRUDENTIAL SECURITIES INCORPORATED

                         FINANCIAL ADVISORY AGREEMENT
                         ----------------------------



              , 1997

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083

Attention: Stuart A. Tanz, Chairman, President
           and Chief Executive Officer



Gentlemen:

     The purpose of this agreement (the "Agreement") is to confirm the engagement set forth in the engagement letter dated April 1, 1997 (the "Letter"), between Prudential Securities Incorporated ("Prudential") and a predecessor of Pan Pacific Retail Properties, Inc. (together with its affiliates and subsidiaries, the "Company") that Prudential has been retained as the exclusive financial advisor to the Company to perform such financial consulting services as the Company may reasonably request in connection with the initial public offering (the "Offering") of the common stock, par value $0.01 per share, of the Company (the "Common Stock"). Such services may include, but are not limited to, the following:

              (i) developing a business plan and marketing story, along with providing advice regarding the Company's Offering prospectus;

              (ii) reviewing the existing and pro forma accounting statements of the Company, including existing and pro forma funds from operations, funds available for distribution and dividend payout ratio strategies;

              (iii) providing assistance to the Company in the development of a financing plan for achieving the Company's immediate and long-term financial objectives;

              (iv) evaluating and recommending financial and strategic alternatives with respect to the Offering;

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              (v)   advising the Company as to the timing, structure (debt
                    and equity) and pricing of the Offering, along with an analysis of comparable existing public real estate investment trusts ("REITs"); and

              (vi) providing such other financial advisory services as are customary for public REITs and as may be mutually agreed upon by the Company and Prudential.

     The term of this Agreement shall commence on the date hereof and shall extend through and until the consummation of the Offering, provided, however, that either the Company or Prudential may terminate this Agreement prior to such date and as of the end of any month upon no less than 30 days' prior written notice.

     As compensation for Prudential's financial advisory services, the Company will pay Prudential upon the consummation of the Offering a fee equal to 0.75% of the total proceeds of the Offering. The Company will further pay Prudential a fee equal to 0.75% of the total proceeds, if any, attributable to the exercise by the Underwriters of their over-allotment option at each time any such option is exercised.

     Any fees which Prudential shall become entitled to receive from the Company in connection with the performance of any investment banking or underwriting services (as distinguished from financial advisory services) in connection with the Offering shall be set forth in a separate agreement between the Company and Prudential and shall be in addition to the compensation provided for herein.

     In order to enable Prudential to render its services hereunder, the Company agrees to provide to Prudential, among other things, all reasonable information requested or required by Prudential including, but not limited to, information concerning historical and projected financial results and possible and known litigious, environmental and other contingent liabilities. The Company also agrees to make available to Prudential such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Prudential may reasonably request. The Company will promptly advise Prudential of any material changes in its business or finances. The Company represents that all information made available to Prudential by the Company will be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statement therein not misleading in light of circumstances under which such statements are made. In rendering its services hereunder, Prudential will be using and relying primarily on such information without independent verification


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thereof or independent appraisal of any of the Company's assets. Prudential does not assume responsibility for the accuracy or completeness of the information to which reference is made hereto.

     The services provided are to be rendered solely to the Company. They are not being rendered by Prudential as an agent or as a fiduciary of the shareholders of the Company, and Prudential shall not have any liability or obligation with respect to its services hereunder to such shareholder or any other person, firm or corporation. The Company will not permit any third party to disclose or otherwise refer to the advice or information rendered by Prudential pursuant to this Agreement in any manner without Prudential's prior written consent.

     The Company hereby agrees to indemnify Prudential in accordance with the terms and conditions of the indemnification agreement dated April 1, 1997 (the "Indemnification Agreement'), between Prudential and the Company, the provisions of which are incorporated herein in their entirety.

     All communications hereunder shall be in writing and, if sent to Prudential, shall be delivered or sent by registered or certified mail (return receipt requested), telex or facsimile transmission and confirmed in writing to Prudential Securities Incorporated, One New York Plaza, New York, New York 10292, Attention: Equity Transactions Group; and if sent to the Company, shall be delivered or sent by registered or certified mail (return receipt requested), telex or facsimile transmission and confirmed in writing to the Company at 1631-B South Melrose Drive, Vista, California 92083,
Attention: Chief Executive Officer.

     The benefits of this Agreement, together with the Indemnification Agreement, shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties under the Indemnification Agreement and their successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

     This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement.

     Each of Prudential and the Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Prudential pursuant to,

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or the performance by Prudential of the services contemplated by this
Agreement.

     This Agreement supersedes and replaces all prior understanding, written or oral, with respect to the matters addressed herein.

     Please confirm that the foregoing is in accordance with your understanding by signing upon behalf of the Company and returning an executed copy of this Agreement whereupon after the execution by Prudential this Agreement shall become binding between the Company and Prudential.



                                       Very truly yours,

                                       PRUDENTIAL SECURITIES INCORPORATED


                                        By:
                                           -----------------------------------
                                                Name:  Richard Schoninger
                                                Title: Managing Director


ACCEPTED AND AGREED TO:

PAN PACIFIC RETAIL PROPERTIES, INC.


By:
   ---------------------------------------
        Name:  Stuart A. Tanz
        Title: Chairman, President
               and Chief Executive Officer


Date:            , 1997

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